Exhibit 3.403

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:36 AM 04/03/2008
FILED 10:36 AM 04/03/2008
SRV 080389395 – 4528579 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (MICHIGAN), LLC

This Certificate of Formation of Time Warner Cable Information Services (Michigan), LLC (the “Company”) is being executed by the undersigned for the purpose of fanning a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (Michigan), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 3rd day of April, 2008.

/s/ Riina Tohvert
Riina Tohvert, Authorized Person